CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)


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                                         Thirteen weeks ended           Twenty-six weeks ended
                                        ----------------------          ----------------------
                                        June 28,      June 29,           June 28,    June 29,
                                          1998          1997               1998        1997
                                      ------------  ------------        -----------  ---------

Basic earnings:
   Net income                             $222,809      $194,733            $565,659     $329,797

   Weighted average number of
     common shares outstanding             284,561       283,242             284,388      283,042

   Basic earnings per share                  $0.78         $0.69               $1.99        $1.17

Diluted earnings:
   Net income                             $222,809      $194,733            $565,659     $329,797

   Weighted average number of
     common shares outstanding             284,561       283,242             284,388      283,042

   Dilutive effect of out-
     standing stock options and
     stock incentive rights                  2,886         2,113               2,739        1,923

   Weighted average number of
     shares outstanding, as
     adjusted                              287,447       285,355             287,127      284,965

   Diluted earnings per share                $0.78         $0.68               $1.97        $1.16


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